UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2021

Presidio Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34049	33-0841255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 471-8536

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Series A Common Stock, $0.01 par value per share	SQFT	The Nasdaq Stock Market LLC
9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	SQFTP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 19, 2021, NETREIT DUBOSE MODEL HOME REIT, LP, a Delaware limited partnership (“NetREIT Dubose”), NETREIT MODEL HOMES, INC., a Delaware corporation, formerly NETREIT MODEL HOMES, LLC (“NMH”), DUBOSE MODEL HOME INVESTORS #202 LP, a California limited partnership (“Dubose #202”), DUBOSE MODEL HOME INVESTORS #203 LP, a California limited partnership (“Dubose #203”), DUBOSE MODEL HOME INVESTORS #204, LP, a California limited partnership (“Dubose #204”), DUBOSE MODEL HOME INVESTORS #205, LP, a California limited partnership (“Dubose #205”), and DUBOSE MODEL HOME INVESTORS #206, LP, a California limited partnership (“Dubose #206”, and together with NetREIT Dubose, NMH, Dubose #202, Dubose #203, Dubose #204, and Dubose #205 collectively, “Borrowers”), and IBERIABANK, a division of First Horizon Bank (“Lender”) entered into the ninth amendment (“Amendment”) to their loan agreement, dated as of February 26, 2016, which was previously amended by the first eight amendments dated March 14, 2016, June 29, 2016, April 11, 2017, February 20, 2018, April 11, 2018, April 11, 2019, May 22, 2020 and June 26, 2020 (as amended, the “Loan Agreement”).

In connection with the Loan Agreement, PRESIDIO PROPERTY TRUST, INC., a Maryland corporation, formerly NETREIT, INC. (the “Company”) executed a Guaranty Agreement dated as of February 26, 2016 (the “Guaranty Agreement”) pursuant to which it guaranteed to Lender the payment and performance of the obligations under the Loan Agreement.

The Amendment provides for a $30 million loan, less the outstanding principal amount under that certain separate Loan Agreement dated as of February 15, 2021 between Lender and NMH. The Loan calls for the unpaid principal amount of any advance shall bear interest prior to maturity at a fixed rate per annum equal to the lesser of (a) the maximum rate permitted under Texas law, or (b) the greater of (i) three percent (3.00%) per annum and (ii) the sum of the Index Rate then in effect on the date Borrower directs Lender to fix the interest rate for an impending Advance plus two and one-fourth percent (2.25%); provided, however, that such fixing of the Interest Rate shall not be effective for more than thirty (30) days and upon the expiration of such thirty (30) day period, the Index Rate shall be reset five (5) Business Days prior to the date of such Advance. The Amendment provides for a termination date of August 17, 2022.

Under the terms of the Loan Agreement, Lender agrees to make to Borrower periodic advances, from time to time, with the proceeds from such advances used for purchase by Borrower of model homes approved by Lender in its reasonable discretion. Principal amounts under the Loan Agreement will be amortized over a 20-year period. Each advance made by Lender to Borrower will be equal to or lesser than: (a) 70% of the lesser of the appraisal or the purchase price of the model home purchased by Borrower with the proceeds of such advance, and (b) the amount which would cause the Lease Payment Coverage Ratio (as defined in the Loan Agreement) for such advance to equal (but not be less than) 1.25 to 1.00. For each advance made by Lender to Borrower, Borrower will pay an origination fee of 1.0% of the amount of such Advance. Borrower shall grant to Lender a first priority lien on each model home or on the lease of each model home in connection with the advance to Borrower to acquire such model home.

If an event of default occurs, the Lender will be entitled to take various actions, including a default interest rate, acceleration of amounts due under the loan and foreclosure of any lien granted to Lender to secure payment and performance of the obligations under the Loan Agreement.

The foregoing summary of the Loan Agreement and Amendment is qualified in its entirety by reference to the Loan Agreement and Amendment, copies of which are attached hereto as Exhibits 1.1 and 1.2 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 8.01 Other Events.

A copy of the press release issued by the Company announcing the Amendment is included as Exhibits 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Ninth Amendment to Loan Agreement singed August 19, 2021.
1.2	Loan Agreement dated February 26, 2016, together with Second Amendment to Loan Agreement dated as of June 29, 2016, Third Amendment to Loan Agreement dated as of April 11, 2017, Joinder and Fourth Amendment to Loan Agreement dated as of February 20, 2018, Fifth Amendment to Loan Agreement dated as of April 11, 2018, Joinder and Sixth Amendment to Loan Agreement dated as of April 11, 2019, Joinder and Seventh Amendment to Loan Agreement dated as May 22, 2020 and Eighth Amendment to Loan Agreement dated as of June 26, 2020.
99.1	Press Release, dated August 20, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDIO PROPERTY TRUST, INC.

		By:	/s/ Adam Sragovicz
		Name:	Adam Sragovicz
		Title:	Chief Financial Officer

Dated:	August 24, 2021